Exhibit 99-B.8.89 RULE 22C-2 AGREEMENT
This AGREEMENT, is effective as of the 16th day of April, 2007 and is to become operational on
October 16, 2007, between American Funds Service Company (the “Fund Agent”) as transfer agent for each of the American Funds (“Funds”) and ING Life Insurance and Annuity Company, ING National
Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar
Life Insurance Company of New York, Security Life of Denver Insurance Company and Systematized
Benefits Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).
WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the
Investment Company Act of 1940, as amended (“Rule 22c-2”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediaries hereby agree as follows:
A.	Excessive Trading Policies.
The Intermediaries will comply with their policies and procedures, as approved by the Fund Agent, which are designed to monitor and deter excessive trading activity within the mutual funds that are available through the variable annuity, variable life insurance and variable retirement plan products which they offer (individually, a “Variable Product” and collectively the “Variable Products”). Said policies and procedures may be amended from time to time with the consent of the Fund Agent, which consent will not be unreasonably withheld.
B.	Agreement to Provide Shareholder Information.
	1.	Each Intermediary agrees to provide the Fund Agent, upon written request, the following shareholder information involving the Funds:
		a.	The taxpayer identification number (“TIN”) or any other government issued identifier, if the TIN is not known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred, or exchanged shares of a Fund through an account directly maintained by the
Intermediaries during the period covered by the request;
		b.	The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and
		c.	Any other data mutually agreed upon in writing.
	2.	Unless otherwise specifically requested by the Fund Agent, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions. The term “Shareholder-Initiated Transfer Purchase”
means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fund, but does not include transactions that are executed: (1) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fund as a result of “dollar cost averaging” programs,

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insurance company approved asset allocation programs, or automatic rebalancing programs; (ii)
pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a
Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period. The term “Shareholder-Initiated Transfer Redemption”
means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product out of a Fund, but does not include transactions that are executed: (1) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.
3.	Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.
4.	Each Intermediary agrees to provide the requested shareholder information as soon as reasonably practicable after receipt of a Request, but in any event no later than 10 business days (15 business days upon the Intermediaries' request) after receipt of such request, provided that such information resides in its books and records. If shareholder information is not on the Intermediary' s books and records, the Intermediary agrees to use reasonable efforts to obtain and transmit or have transmitted the requested information from the holder of the account or if directed by Fund Agent block further purchases of fund shares from the holder of the account as provided for in Section C.
C.	Agreement to Restrict Trading
1.	Each Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further Covered Transactions involving Fund shares by a shareholder who has been identified by the Fund Agent as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the
Funds for the purposes of eliminating or reducing frequent trading of Fund shares. Unless otherwise directed by the Fund Agent, any such restrictions or prohibitions shall only apply to Shareholder-
Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly through the Intermediary.
2a.	For those shareholders whose information is on the Intermediaries' books and records, the Intermediaries agree to execute or have executed the written instructions from the Fund Agent to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund Agent as soon as reasonably practicable that such instructions have been executed but not later than 10 business days after the instructions have been executed.

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	2b.	For those shareholders whose information is not on the Intermediaries' books and records the Intermediaries agree to execute or have executed the written instructions from the Fund Agent to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund Agent as soon as reasonably practicable that such instructions have or have not been executed but not later than 10 business days after the instructions have been executed If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a shareholder, upon the Fund
Agents' written request, the Intermediary will restrict or prohibit transactions in Fund shares by the
Indirect Intermediary.
	3.	Instructions to restrict or prohibit further Covered Transactions involving Fund shares must include:
		a.	A statement from the Fund Agent that the shareholder's trading activity has either violated the Fund's frequent trading policy or, in the Fund's sole discretion, such trading activity has been deemed disruptive;
		b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;
		c.	The TIN or any other government issued identifier, if known by the Fund Agent, that would help the Intermediaries determine the identity of affected Shareholder(s);
and
		d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder's Variable Products, only the type of Variable Product(s)
through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary's Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).
D.	Limitation on Use of Information.
The Fund Agent agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees or agents who legitimately need access to
it. Neither the Fund Agent nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes.

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The Fund Agent will take such steps as are reasonably necessary to ensure compliance with this obligation.
The Fund Agent shall indemnify and hold the Intermediaries, individually and collectively, (and any of their respective directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use of or disclosure by the Fund Agent of the information received from the Intermediaries pursuant to this Agreement that is caused by the negligence of the Fund
Agent. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) may be inadequate for any breach of this provision and any such breach may cause the
Intermediaries irreparable harm, the Fund Agent also agrees that, in the event of any breach or threatened breach of this provision, the Intermediaries will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this provision but will be in addition to all other remedies available at law or in equity to the Intermediaries.
In the event that the Fund Agent is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund Agent shall provide
Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the Intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.
E.	Prior Agreements.
The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund
Agent and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Funds through the Variable Products.
The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control with respect to the subject matter herein. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.
F.	Notices.
1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

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	a.	If to Intermediaries, to.
ING U.S. Financial Services
		Attention:	Jacqueline Salamon
		Address:	151 Farmington Avenue
Hartford, CT 06156-8975
		Phone:	860-723-2242
		Fax:	860-723-2214
		Email:	Jacqueline.Salmnon@us.ing.com
	b.	If to the Fund Agent, to:
American Funds Service Company
		Attention:	HOST Contract Administration Team
		Address:	P.O. Box 659524
San Antonio, TX 78265-9524
		Phone:	800-421-5475, ext 8
		Fax	210-474-4088
		Email:	contract.admin@capgroup.com
2.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance Company
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING National Trust		Systematized Benefits Administrators Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING USA Annuity and Life Insurance		American Funds Service Company
Company
By:	/s/ Jacqueline Salamon	By:	/s/ Michael G. Krupa
Name	Jacqueline Salamon	Name
and Title:	Authorized Representative	and Title:	Michael G. Krupa, Vice President
ReliaStar Life Insurance Company
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative
ReliaStar Life Insurance Company of New
York
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative

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